                                                                    EXHIBIT 10.1

   THE ITEMS MARKED BY TWO ASTERISKS * * HAVE BEEN OMITTED FROM THIS FILING AND
       HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                          EXCLUSIVE DISTRIBUTION AGREEMENT

          This Exclusive Distribution Agreement ("Agreement") is entered into as of May 1, 1998 ("Effective Date") between Advantage Enterprises, Inc., a Missouri corporation ("Advantage"), and SmarTire Systems Inc., a corporation formed under the laws of the Province of British Columbia ("Distributor").

RECITALS:

     A. Advantage is involved in the business of developing, manufacturing, marketing, distributing and selling tire monitoring systems, know-how and devices, including the tire monitoring system commonly known as TireMate.

     B. Advantage has entered into an agreement dated April 29, 1998 as amended by any amendment agreements thereto (collectively referred to as the "ASD Agreement") with Auto Safe Devices, Inc. ("ASD") whereby ASD is currently developing the next generation of tire monitoring system for Advantage, pursuant to the specific Statement of Work ("SOW") incorporated within the ASD Agreement. A copy of the ASD Agreement including the SOW, is attached as Annex A. Distributor shall have the exclusive rights to market, distribute, sell and otherwise commercialize such next generation tire monitoring system, in accordance with the terms of this Agreement.

     C. Advantage possesses the right to grant exclusive licenses to market, distribute, sell and otherwise commercialize the Product (as defined below) throughout the World.

     D. Distributor desires to market, distribute, sell and otherwise commercialize the Product Worldwide pursuant to rights granted under this Agreement.

     NOW, THEREFORE, it is agreed as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

     a. "Existing Product" means all tire pressure monitoring systems, devices and know-how in which business Advantage is currently involved, including the tire monitoring system commonly known as TireMate including all data, designs, drawings, specifications, inventions, processes, techniques, systems and methods, and all developments, modifications, enhancements and other improvements thereto and all patent, copyright, trademark, trade secret and other intellectual property rights in respect thereof that may exist, however, the definition of Existing Product specifically excludes the Product.

     b. "Product" means the tire pressure monitoring system currently being developed by ASD pursuant to the ASD Agreement, including all data designs, drawings, specifications, inventions, know-how, processes, techniques, systems and methods, all developments, modifications, enhancements and other improvements thereto, whether undertaken by ASD or any other party on behalf of Advantage, and all patent, copyright, trademark, trade secret and other intellectual property rights in respect thereof.

     c.   "Ready for Production" means:

               (i) the Product has been satisfactorily tested by Distributor for commercial use production based upon commercially reasonable standards, including reasonable assurances by Goodyear Tire & Rubber Company that the Product has been approved for use with their "run-flat" tires;

               (ii) all tests required by the Federal Communications Commission ("FCC") in order to obtain an FCC licence for the Product shall have been successfully completed and approval for such licence has been granted; and

               (iii) the Product meets all specifications set out in the SOW.

     d. "Term" means the period commencing on the Effective Date and continuing for six (6) years from the date the Product is Ready for Production, subject to the terms of this Agreement regarding termination of this Agreement.

     e.   "Territory" means the World.

2.   GRANT OF RIGHTS.

          Subject to the terms and conditions set forth herein, Advantage hereby grants to Distributor, during the Term, the exclusive right to market, distribute and sell the Existing Product and the Product in the Territory, either directly or indirectly through its agents, dealers, subdistributors, licensees and sales representatives.

          Provided Distributor has complied with all its material covenants hereunder, Distributor shall, at its sole option, be entitled to extend the Term for a further three (3) years by delivering notice of such intention at least ninety (90) days prior to the end of the Term. The parties shall negotiate in good faith as to the minimum purchase order requirements and pricing to be in place during the extension of the Term. If the parties have not agreed to such minimum purchase order requirement or pricing prior to the expiry of the Term, the minimum purchase order requirement per year during such extension shall be that number of Units of Product that is twenty (20%) percent over the minimum purchase order requirement in the last year of the Term and the price per Unit shall be the average price per Unit during the last year of the Term.

          Provided Distributor has complied with all its material covenants hereunder and subject to section 6.b., Advantage shall not, directly or indirectly, market, distribute or sell the Existing Product or the Product or any other tire pressure monitor product anywhere in the Territory during the Term, shall not use the trademark TIREMATE or any confusing variant thereof in association with any such products and shall not authorize or assist any other party to do so. Distributor shall market, distribute and sell the Existing Product and the Product under any trademark or trademarks it deems advisable, other than TIREMATE. Provided that Advantage is materially in compliance with this Agreement, Distributor shall not, during the Term, market, distribute or sell any externally mounted tire pressure monitoring device other than the Product or the Existing Product, provided that Distributor may market, distribute or sell such other external devices if Advantage is unable to fill purchase orders for the Product submitted by Distributor or if such other external devices are of comparable quality at a materially lower price than the Product or if such other external devices are of materially better quality and/or have additional or improved features that materially add value to the Product at the same or lower price than the Product. An example of such an additional feature is a battery powered receiver.

3.   FINANCIAL CONSIDERATIONS.

     In consideration for the exclusive rights granted herein, and the obligations of Advantage under the Agreement, Distributor shall remit to Advantage, and otherwise undertake the following obligations:

     a.   Concurrently with the execution of this Agreement,

Distributor shall remit to Advantage via wire transfer or certified check $200,000US, representing the non-refundable consideration for the goodwill, customer lists and the exclusive, worldwide marketing, distribution and sales rights for the Existing Product and for all the remaining inventory of the Existing Product in the possession or control of Advantage and any current distributors, dealers or sales representatives of Advantage.

     b. (i) In the event the Product is "Ready for Production" (as defined in Section 1 above) on or before July 1, 1998 ("Completion Date"), Distributor shall remit to Advantage on the Date the Product is Ready for Production via wire transfer or certified check $500,000US, representing the non-refundable consideration for the goodwill, customer lists and exclusive worldwide rights to market, distribute and sell the Product as granted herein.

               (ii) The $500,000 payment referenced above shall be reduced by $2,500 per day for each day beyond the Completion Date that the Product is not Ready for Production.

               If the Product is not Ready for Production by that date that is 120 days after July 1, 1998, Distributor may at its sole option at any time thereafter, on provision of five (5) days written notice:

                     A. Terminate this Agreement and all of its further obligations relating to the Product;

                     B. Require Advantage to terminate the ASD Agreement for cause and appoint another manufacturer acceptable to Distributor acting reasonably and acceptable to Advantage on commercially reasonable terms; or

                     C. Affirm this Agreement.

               (iii) All payments due Advantage under this Section 3 shall be payable in United States dollars.

4.   COVENANTS AND FURTHER OBLIGATIONS OF ADVANTAGE.

     In addition to the other obligations as set forth herein, Advantage agrees to perform the following under this Agreement:

     a. Provided Distributor has complied with all its material covenants hereunder, Advantage shall discontinue all research, development, marketing, distribution, sales and other commercialization of the Existing Product throughout the Territory. All Inquiries received by Advantage regarding the purchase of the Existing Product shall be referred to Distributor. Subject to satisfaction of the minimum purchase order requirements set forth in Section 6.a. below, Advantage shall refer all inquiries, leads, contacts, customers, referrals and sales relating to the Product to Distributor. There are no minimum purchase order requirements with respect to the Existing Product.

     b. In the event a bona fide offer is tendered for the acquisition of Advantage (whether stock or substantially all of its assets or any of Advantage's rights to the Product) Distributor shall have the first right of refusal to match such offer. Advantage shall immediately provide Distributor written notice setting forth the terms of such offer. Following receipt of such notice, Distributor shall have thirty days to notify Advantage that it will match the terms offered by the potential bona fide third-party purchaser and a further fifteen (15) days to close the transaction contemplated in the offer. Any sale to a third party shall have no effect on this Agreement and such third party shall acknowledge in writing that it is bound by the terms of this Agreement as a condition of such sale.

     c. The principals of Advantage shall be available to consult with Distributor in connection with the commercialization of the Product, upon terms and conditions mutually agreed upon, however Distributor is under no obligation to utilize or contract for such services.

     d. If Advantage, ASD or any person on behalf of Advantage or ASD develops or designs any new tire pressure monitor products or technology (other than improvements to the Product or Existing Product, which are automatically included as part of this Agreement), Distributor shall have the first option to acquire the exclusive rights to market, distribute and sell such new product or technology throughout the Territory, on terms to be negotiated by the parties acting reasonably, before such new product or technology is offered to any other party. Such negotiations shall be concluded within thirty (30) days of the date Advantage first notifies Distributor of the new product or technology and Distributor shall have a further fifteen (15) days to close the transaction negotiated, if any.

     e. At any time during the Term, Distributor may, at its sole option, carry out a patent infringement search with respect to the Product in any or all of the United States, Canada, Mexico, Germany, France and the United Kingdom. If as a result of any such search, Distributor determines that the Product infringes the valid patent rights of a third party, Distributor shall promptly notify Advantage of such determination in writing. Upon receipt of such notice Advantage may promptly review the allegation of infringement with its own patent attorneys and if such patent attorneys provide an opinion that there is no infringement as alleged within thirty (30) days of the date Distributor notifies Advantage of the alleged infringement, Distributor shall continue to distribute the Product in the country in issue provided that Advantage shall: (i) arrange and pay for patent infringement insurance in favour of Distributor and Advantage providing for coverage in such amounts and with such reputable insurers as the parties agree to, acting reasonably; and (ii) fully and promptly indemnify and save harmless Distributor from all damage, cost, loss, expense and liability that Distributor may suffer or incur, including all reasonable legal fees and expenses billed to Distributor, as a result of the continued marketing, sale and distribution of the Product in the country in issue. If, on reviewing the Distributor's allegation of infringement Advantage does not dispute such allegation within the thirty (30) day period set out above, Advantage shall promptly, at Advantage's sole cost, arrange to either: (iii) redesign the Product so that it is no longer infringing, without loss of quality or functionality; or (iv) arrange for a licence or purchase of the patent which is being infringed. If neither such action is completed within sixty (60) days of the date Advantage received notice of such infringement, Advantage shall, if requested by Distributor, refund to Distributor the amount paid by Distributor pursuant to Section 3(b) above, and in such event this Agreement shall be terminated upon such payment being received in full by Distributor. Advantage shall or shall cause ASD to provide to Distributor all drawings, schematics, specifications, know-how and assistance reasonably required by Distributor to carry out the patent infringement searches referred to herein, such information to be used solely for such purpose and not to be disclosed to any other party without Advantage's prior written consent.

     f. Advantage shall itself or shall cause ASD to, at all times during the Term, take out and maintain in good standing third party liability (including product liability) insurance providing for a minimum of $5,000,000 coverage per single occurrence. All insurance of Advantage and/or ASD as required by this Agreement shall be with insurers acceptable to Distributor, acting reasonably, shall provide that Distributor is an additional insured, and shall not be cancellable until Advantage has provided Distributor with thirty (30) days prior written notice of its intention to cancel. Advantage shall itself or shall cause ASD to provide a copy of all such insurance policies to Distributor, on request.

5.   COVENANTS AND FURTHER OBLIGATIONS OF DISTRIBUTOR.

     In addition to the other obligations as set forth herein, Distributor agrees to perform the following under this Agreement:

     a. Throughout the Term, Distributor may offer to Advantage, feedback received by Distributor from customers, sub-distributors, dealers and the like regarding the Product and may offer suggestions for improvements to the Product. Any improvements to the Product created or discovered by Advantage or any third party on behalf of Advantage shall be promptly communicated to Distributor in writing and all such improvements and any new patents and/or products resulting from such improvements shall be owned by Advantage and shall immediately be included within the scope of the exclusive rights granted to Distributor under this Agreement. If Distributor creates or discovers an improvement to the Product, Distributor shall own all rights to such improvement. The terms of any proposed joint development of new products and/or technology by the parties shall be agreed to in writing before proceeding with such joint development.

     b. Within 90 days from the Effective Date, Distributor shall provide Advantage with a Business and Marketing Plan setting forth its marketing strategy in the Territory. Distributor and Advantage shall collectively be involved in the initial testing of the Product at Distributor's premises.

     c. Concurrently with execution of this Agreement, Distributor shall submit an initial purchase order for 50,000 units covering a six month period ("Initial Purchase Order") from the date the Product is Ready for Production. The form of Purchase Order is attached as Annex C. The price per unit (receiver and four sensors) ("Unit") for the Initial Purchase Order shall be $**. Such $** per Unit price is exclusive of shipping and does not include a battery powered option for the receiver, but does include sensor batteries and a standard mount (optional mounting brackets are at additional cost to be agreed upon). If the price at which Advantage is purchasing the Product from ASD exceeds $** per Unit, the price per Unit to Distributor shall increase by 50% of the excess above $**, but in no event shall such increase exceed $**. Advantage shall provide to Distributor, at the request of Distributor, documentation verifying the price being charged by ASD, including a breakdown of the component costs of the Product.

     Thereafter, Distributor shall provide, on a monthly basis, a rolling six month purchase order of which the first 90 days will be confirmed. Distributor agrees that the Unit price for such subsequent purchase orders shall be reduced to a maximum of $**. Except for the Initial Purchase Order, Advantage agrees to negotiate in good faith with Distributor to arrive at a discounted Unit price in the event of "substantial" orders (e.g., orders in the range of 400,000 Units from WalMart, etc.) or if a competitor makes a comparable product available at a materially lower price or a materially better quality product or one with additional or improved features that materially add value to the Product available at the same or lower price. Such discounted Unit prices for "substantial orders" shall be determined following projections as to the cost and manufacturing savings attributable to such bulk orders of the Product.

     All orders shall be delivered on terms FCA ASD's manufacturing plant in California or Nevada, or FCA such other approved manufacturer's plant in the continental United States.

     The term "FCA" or Free Carrier shall have the meaning set forth in the publication "Incoterms 1990" published by the International Chamber of Commerce.

     If at any time during the Term, Advantage, ASD or any other approved manufacturer of the Product is unable to deliver the volume of Product required in any purchase order, Distributor may require Advantage to appoint another manufacturer for the Product within ninety (90) days, such manufacturer to be acceptable to both parties acting reasonably and such appointment to be on commercially reasonable terms.

     d. Distributor shall provide reasonable assistance from time to time, to help Advantage procure various components for the Product at the most attractive rates possible, and where appropriate shall introduce potential manufacturers to Advantage, with the understanding that the parties shall discuss in good faith reductions in the Unit price corresponding to reductions in the manufacturing cost associated with the Product.

     e. It is acknowledged that any material modifications to the Product made at the request of the Distributor may affect the price per Unit. Any such modifications shall be mutually agreed upon by the parties.

     f. Upon the Product being Ready for Production, Distributor shall arrange for a Letter of Credit (in the form attached as Annex B) supporting one-half of the first ninety (90) days of the Initial Purchase Order. For all subsequent orders, Distributor shall arrange for a Letter of Credit (in the form attached as Annex B), supporting one-half of the rolling 90-day confirmed purchase order. The balance of each payment for the purchase order shall be paid within thirty
(30) days of each shipment under such purchase order. Advantage, shall, on behalf of Distributor, inspect each shipment of Product. If any shipment contains less than the quantity of Product ordered or contains defective Products, Advantage shall cause ASD to immediately remedy such shortage or defect or to credit Distributor for the cost of such shortage or defect on the next invoice. Repeated shortages or defects shall entitle Distributor to demand that Advantage terminate the ASD Agreement for breach, and arrange for a new manufacturer for the Product within ninety (90) days, such manufacturer to be acceptable to Distributor and Advantage acting reasonably and such appointment to be on commercially reasonable terms.

     g. Distributor shall maintain in place during the Term, commercial general liability insurance providing for $5,000,000 coverage per single occurrence and naming Advantage as an additional insured but only with respect to the liability arising from the operations of Distributor, its agents and employees, and shall otherwise comply with all legal and regulatory obligations relating to the sale or distribution of the Product within the various countries and states in the Territory. All insurance of Distributor as required by the Agreement shall be with insurers acceptable to Advantage, acting reasonably, shall provide that Advantage is an additional insured, and shall not be cancellable until Distributor has provided Advantage with thirty (30) days prior written notice of its intention to cancel. Distributor shall provide a copy of all such insurance policies to Advantage, on request.

     h. Distributor shall provide all packaging materials, instruction manuals and product decals to be used for the Product to be distributed by Distributor. ASD shall provide all warranty information, including a copy of the Limited Warranty attached as Annex D. On termination of this Agreement for any reason, Advantage shall be responsible to return all unused packaging materials, instruction manuals and product decals then in its or ASD's or any other approved manufacturer's possession or control.

     i. Distributor shall use reasonable commercial efforts in the marketing and distribution of the Product and the Existing Product, and shall include within the Business and Marketing Plan referenced in Section 5.b. above, a marketing and advertising plan relating to the worldwide distribution of the Product. All such activity shall be undertaken at Distributor's sole expense. In this regard, Distributor acknowledges that it shall spend at least $500,000 during the first 12 months of the Term on marketing efforts for the Product and thereafter shall incur commercially reasonable amounts on marketing efforts.

6.   MINIMUM PURCHASE ORDER REQUIREMENTS.

     a. Distributor agrees to submit Purchase Orders representing the following minimum sales of the Product for each of the years during the Term. There is no minimum purchase order requirement for the Existing Product. It is acknowledged that the minimum purchase order requirement as set forth below is contingent upon the Product being Ready for Production on or before July 1, 1998. In the event that the Product is not Ready for Production on or before July 1, 1998, the minimum purchase order requirement for 1998 shall be reduced proportionately for the remainder of 1998. The minimum purchase order requirement below is also contingent on ASD delivering a sufficient number of Units to fulfil the minimum purchase order requirement.

                     Year                Units
                     ----                -----
          i.         1998          -     50,000
          ii.        1999          -    100,000
          iii.       2000          -    120,000
          iv.        2001          -    144,000
          v.         2002          -    172,000
          vi.        2003          -    207,000

     b. Subject as set out in Section 6.a. above, in the event Distributor fails to meet the purchase order requirements set forth in Section 6.a. above based on an annual review for 1998 and based on a semi-annual review, as annualized for the years 1999 - 2003, Distributor may at its option pay $10 per Unit for such shortfall to Advantage in order to retain its exclusivity under this Agreement, such payment to be made within 30 days of the end of the period being reviewed. If Distributor does not make such payment within the time required, Advantage shall thereafter, have the right to distribute the Product in any other manner it deems appropriate, but Distributor shall retain the right to be a non-exclusive distributor of the Product in the Territory for the remainder of the Term, but limited to the tire manufacturing and tire distribution industries.

7. ADVANTAGE'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Advantage represents and warrants to Distributor as follows:

     a. Advantage is a corporation duly organized and in good standing under the laws of the State of Missouri and has the corporate power to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Advantage of this Agreement has been authorized by all necessary corporate action of Advantage. This Agreement is the valid and binding obligation of Advantage enforceable in accordance with its terms.

     b. Advantage will be the sole owner of the Product on the date the Product is Ready for Production and throughout the Term . Advantage has the authority to grant to Distributor the rights to the Product as set forth in this Agreement, free and clear of any liens, charges, restrictions, pledges, security interests or similar encumbrances and has not granted any such rights to any other party;

     c. The Product does not and will not throughout the Term infringe the patent, copyright, trademark, trade secret or other intellectual property rights of any third party in the

United States, Canada, Mexico, Germany, France or the United Kingdom, and Advantage is not aware of any third party claims of infringement with respect to the Product;

     d. The ASD Agreement is in good standing and neither Advantage or ASD is in breach of any provision of that agreement;

     e. With the sole exception of ASD and Distributor (and Columbia Research & Development, L.L.C. in furtherance of a previously contemplated commercial arrangement), Advantage has not disclosed any confidential information, including trade secrets, relating to the Product to any other party;

     f.   Advantage covenants and agrees as follows:

               (i) During the Term, except as expressly provided in this Agreement, Advantage and its principals shall not engage, directly or indirectly, in any business that designs, develops, manufactures, tests, markets, distributes or sells products that are competitive with the Existing Product or the Product, namely external or internal tire pressure monitor systems for the automotive industry. Advantage's principals shall execute and deliver a separate agreement confirming this covenant in the form attached as Annex E concurrently with the execution and delivery of this Agreement;

               (ii) Advantage acknowledges that monetary damages may not be an adequate remedy to Distributor in the event of a breach by Advantage or its principals of its covenants herein. Accordingly, in the event of such breach, in addition to its other rights and remedies, Distributor may apply to a court of competent jurisdiction for an order enjoining or restraining such activity and Advantage hereby agrees that such an order is necessary to protect the legitimate and reasonable business interests of Distributor. For the purpose of this Agreement, engaging in a competitive business includes carrying on such business directly or advising, investing in, lending funds or consulting to such business, or acting as a director, officer, manager or employee. A breach of this covenant by either of Advantage's principals will be deemed to be a breach by Advantage.

     g. Advantage, or its designee, shall promptly upon the Product being Ready for Production but prior to any public disclosure of the Product, apply for patent protection for the Product at the United States Patent and Trademark Office and shall concurrently reserve the right, under appropriate international treaties, to file corresponding patents in Canada, Mexico and all of the European Union member countries, all at the sole expense of Advantage, and Advantage shall be the owner of all such patent applications. The claims covered by such patent applications shall be determined by mutual agreement and in consultation with a firm of patent agents agreeable to Distributor, acting reasonably. Advantage shall be solely responsible for the cost of filing all such applications and paying all filing, registration and maintenance fees throughout the full term of all such patents.

     h. Advantage shall be responsible at its own cost for obtaining, as quickly as reasonably possible, and for maintaining and paying for all telecommunications and other regulatory licences necessary to use the Product in the United States, Canada, Mexico, Germany, France and the United Kingdom. Distributor shall provide reasonable assistance to Advantage in applying for and obtaining such licences. For all other countries in the Territory, Distributor shall first request that Advantage obtain such licences for such countries and Advantage shall obtain, maintain and pay for all such licences if such countries represent a commercially viable market for the Product, at the sole discretion of Advantage.

8.   DISTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS.   Distributor
represents and warrants to Advantage as follows:

     a. Distributor is a corporation duly organized and in good standing under the laws of the Province of British Columbia and has the corporate power to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Distributor of this Agreement has been authorized by all necessary corporate action of Distributor. This Agreement is the valid and binding obligation of Distributor enforceable in accordance with its terms.

     b. Distributor acknowledges and understands that the ability of Advantage to provide the Product as otherwise contemplated under this Agreement is contingent upon the development of the Product pursuant to the ASD Agreement. Notwithstanding such reliance, if ASD is in breach of the ASD Agreement, and subject to the provisions of this paragraph, such breach shall not relieve Advantage of its covenants and obligations hereunder and Advantage shall, if requested by Distributor, locate and contract with another manufacturer acceptable to Distributor acting reasonably and acceptable to Advantage, on commercially reasonable terms. Such action is the only remedy of Distributor against Advantage for a breach by ASD. Distributor further acknowledges that Advantage is the owner of the Product (and corresponding patent, trade secret, copyright and other non-trademark intellectual property rights) and Distributor's rights shall only be as set forth in this Agreement with regard to the distribution of the Product in the Territory.

     c. Distributor and its marketing agents and representatives shall not initiate or be involved in any proceedings or commercial activities to invalidate any patent obtained by Advantage with respect to the Product or to invalidate Advantage's ownership rights in the Product. Distributor shall be responsible for applying for trademark protection for whatever trademarks it sells the Product and the Existing Product in association with and Distributor shall own all such trademarks and applicable registrations, and all goodwill arising from the marketing, distribution and sale of the Existing Product and the Product in association with such trademarks. Upon termination of this Agreement for any reason, Advantage shall have no rights in any such trademarks and shall not market, distribute or sell the Product, the Existing Product or any other product in association with any such trademarks or any confusing variants thereof, without the prior express written consent of Distributor. Advantage shall not initiate or be involved in any proceedings or commercial activities to invalidate Distributor's trademarks used in association with the Product or the Existing Product or Distributor's ownership rights in such trademarks.

     d. Distributor shall cooperate at Advantage's cost (for Distributor's out-of-pocket costs) with Advantage in the preparation and filing and prosecution of applications for registration, or extensions of existing registrations, or other documentation relative to the patents and intellectual property matters related to the Product (other than trademarks), and shall execute any other documents Advantage may reasonably require to register and maintain its registrations of the related patents and intellectual property as may be required to give effect to this license in any country within the Territory.


9.   ACKNOWLEDGMENT OF ASD AGREEMENT.

     Advantage shall not terminate, extend, provide approvals or consents, modify, amend, revise, or breach the ASD Agreement, or waive a breach by ASD of the ASD Agreement or grant any licence to ASD that would in any way negatively affect the rights of Distributor hereunder, without the prior written consent of Distributor.

10.  QUALITY STANDARDS.

     The Product shall be of such high standard quality as to be merchantable and commercially suited for its intended use, as appropriate for a safety device in the automotive industry. All Product will be manufactured in accordance with applicable Federal, State and local laws and in accordance with the specifications in the SOW. Distributor acknowledges that the only warranty being provided in connection with the Product shall be the limited warranty received from ASD pursuant to the ASD Agreement, which warranty shall specifically acknowledge its applicability to the end user. The form of Limited Warranty is attached as Annex D.

11.  INDEMNIFICATION.

     a. Advantage (in this Section 11.a. referred to as "Indemnitor") agrees to indemnify and hold Distributor and its successors, agents, shareholders, directors, officers and employees of the foregoing (in this capacity referred to as "Indemnitees") harmless from and against any and all damages, costs, claims, charges, losses, expenses (including, but not limited to, reasonable attorneys'
fees), liabilities, judgments, settlements, penalties or any other loss of any kind or nature whatsoever which may be made, asserted, maintained, secured against or suffered by the Indemnitees and directly caused by:

               (i) any breach by Indemnitor of any provision of this Agreement;

               (ii) any bona fide claim by a third party that the Product infringes the intellectual property rights of such third party;

               (iii) any claim by a third party for product liability (namely death or injury to persons or damage, destruction or loss of property) relating to the design or manufacture of the Product or any failure to warn by the manufacturer of the Product; or

               (iv) any claims made by end users directly against Distributor as a result of Product or Existing Product failure, defects, breakage and the like (other than as a result of acts or omissions of Distributor) where such claims are not fully satisfied by ASD or any other approved manufacturer.

     b. Distributor (in this Section 11.b. referred to as "Indemnitor") agrees to indemnify and hold Advantage and its successors, agents, shareholders, directors, officers, and employees of the foregoing (in this capacity referred to "Indemnitees") harmless from and against any and all damages, costs, claims, charges, losses, expenses (including, but not limited to, reasonable attorneys' fees), liabilities, judgments, settlements, penalties or any other loss of any kind or nature whatsoever which may be made, asserted, maintained, secured against or suffered by the Indemnitees and directly caused by any breach by Indemnitor of any provision of this Agreement or as a result of any acts or omissions to act of Distributor, its agents or employees.

     c. In any case of such application of these indemnification provisions, Indemnitees (as the case may be) agrees to provide the Indemnitor (as the case may be) a written notice of any claim, demand or action which is or may be subject to this Section 11.c. ("Claim") promptly after obtaining knowledge thereof and shall make available to the other party all documents and information in possession of that party material to the Claim. Promptly upon receipt of such notice of any Claim, Indemnitor agrees to assume the defense of the Claim on behalf of itself and Indemnitees. Indemnitees or each of them shall have the right to participate in the defense of any Claim through counsel of their choice. If Indemnitor fails to promptly assume the defense of any Claim, Indemnitees or any of them may do so and Indemnitor shall promptly reimburse Indemnitees for all reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection therewith as such are incurred. Indemnitees shall not settle or compromise any Claim without the prior written consent of Indemnitor, unless Indemnitor shall fail or refuse for any reason to reimburse costs and expenses of defense as incurred by Indemnitees. Both parties agree to fully cooperate with the other in the defense of all Claims initially made by third parties.

12.  ASSIGNABILITY

     Distributor shall have the right to assign its rights under this Agreement to an affiliate controlled by Distributor without the consent of Advantage, provided, however, Distributor shall remain primarily liable for performance of all of its obligations under this Agreement. Advantage shall not assign this Agreement or subcontract any of its obligation hereunder without the prior written consent of Distributor.

13.  MISCELLANEOUS.

     a. ENTIRE AGREEMENT. This Agreement sets forth, and is intended to be an integration of, all agreements, understandings, representations and warranties between the parties with respect to the subject matter of this Agreement, and there are no agreements, understandings representations or warranties, oral or written, express or implied, between the parties with respect to the subject matter of this Agreement other than as set forth herein.

     b. AMENDMENT; WAIVER. No amendment of this Agreement shall be valid unless in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

     c. GOVERNING LAW. This Agreement shall be governed in accordance with the laws of the State of California, without reference to its conflict of laws rules. Any dispute regarding this

Agreement shall be resolved by a court of competent jurisdiction in California and the parties hereby attorn to the jurisdiction of such courts.

     d. CONFIDENTIALITY; PUBLIC DISCLOSURES. Subject as set out below, the terms and conditions of this Agreement shall remain confidential between the parties, and shall not be discussed with any third party without the prior consent of the other party. Advantage acknowledges that Distributor is a publicly traded company and as a result, must publicly disclose information with respect to this Agreement and the transactions contemplated herein. Advantage agrees to cooperate with Distributor in this regard to the extent required by Distributor and any applicable regulatory body and hereby consents to public disclosure of the terms of this Agreement and the transactions contemplated herein. Any public announcement regarding the relationship between the parties or developments involving the Product shall be made only following consultation between the parties and joint approval of the timing and content of such public announcement, such approval not to be unreasonably withheld or delayed.

     e. NOTICES. Any notice required or desired to be given hereunder shall be in writing and may be personally delivered or sent by telecopier, addressed as follows:

(i)  To Advantage:   Advantage Enterprises, Inc.
                           1610 Elm Street
                           Harrisonville, Missouri, 64701
                           Attn: Phillip Zaroor
                           Clete McQuinn
                           Fax: (816) 887-3705
with a copy to:
                     (ii)  Jeffrey S. Fried, Esquire
                           Fried & Company, P.C.
                           700 Thirteenth Street
                           Suite 325
                           Washington, D.C.  20005
                           Fax: (202) 331-3905
and:
                     (iii) To Distributor:
                           SmarTire Systems Inc.
                           13151 Vanier Place
                           Suite 150
                           Richmond, British Columbia V6V 2J1

                           Attn: Robert Rudman
                           Fax:   (604) 276-2350
with a copy to:
                     (iv)  Clark, Wilson
                           Suite 800-885 West Georgia Street
                           Vancouver, British Columbia V6C 3H1
                           Attn: Bernard Pinsky
                           Fax: (604) 687-6314

          Any notice so sent shall be deemed received, if delivered, upon delivery and if sent by telecopier, upon successful transmission.

     f.   TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     g. FURTHER ASSURANCES. The parties shall execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

     h. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

     i. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

     j. ELECTRONIC MEANS. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Agreement as of the Effective Date.

     k. SEVERABILITY. If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision shall be severed from and shall not affect any other covenant or other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement shall, nevertheless, remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

     l. NON-WAIVER. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly agreed in writing.

     m. UN CONVENTION NOT APPLICABLE. The provisions of the UN Convention on Contracts for the International Sale of Goods (1980) shall not be applicable to this Agreement or any order by Distributor for the Product hereunder.

     n. RELATIONSHIP OF THE PARTIES. The relationship of the parties is that of independent contractors. This Agreement does not create a relationship of partnership, joint venturers, principal and agent or employer and employee.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:                            Advantage Enterprises, Inc.


                                   By:
----------------------                  ----------------------
Clete McQuinn                           Phillip Zaroor


                                   SmarTire Systems Inc.:


                                   By:
----------------------                  ----------------------
                                        President

Attachments:

Annex A- ASD Agreement
Annex B- Form of Letter of Credit
Annex C- Form of Purchase Order
Annex D- Limited Warranty
Annex E- Non-Disclosure, Non-Competition and Non-Solicitation Agreement